                                                                  EXHIBIT 10.31




                                                                       12/15/99


                         AUDIO SAMPLE LICENSE AGREEMENT

                           MAVERICK RECORDING COMPANY
                             9348 Civic Center Drive
                         Beverly Hills, California 90210



                                              Dated:  As of December 20, 1999


ARTISTdirect, INC.
17835 Ventura Boulevard
Suite 310
Encino, California 91316

Gentlemen:

         This letter, when signed by you, or upon your use of any Sample, shall constitute your agreement (the "Agreement") with Maverick Recording Company ("Maverick") on behalf of itself and the applicable artist:

1. Maverick grants to you the non-exclusive right to use for promotional purposes only as described below up to thirty (30) contiguous seconds of any track of audio material provided to you from time to time by Maverick. Such audio material is referred to as "Property," and the items of Property selected by you for use hereunder are referred to as "Samples."

2. You may use Samples only as follows: you may disseminate, display and/or perform Samples to third-party users of a site (a "Site") on an "online" database that is accessible to multiple users, such as the Internet or the World Wide Web (collectively, the "Net"). Your use of Samples is also subject to any restrictions of which we advise you at any time. You will notify Maverick of the Internet address of any Site on which you are using Samples.

3. Your use of audio Samples requires the consent of music publishers. You hereby warrant that you will obtain all necessary consents and indemnify Maverick from any and all claims (including attorney's fees) by third parties in connection with your use of Samples.

4. Your right to use any Sample on a Site shall commence as of the date hereof, and shall terminate on December 31, 2001.

5. Whenever you disseminate, display and/or perform any Sample on a Site, you shall cause to be displayed on such site (i) the appropriate copyright information, including, without limitation, the name of the artist's album and record label, and (ii) the following notice:

         "Any reproduction, publication, further distribution or public exhibition of materials provided at this site, in whole or in part, is strictly prohibited."

6. Except as may technically be required to adapt a Sample for use on the Net, you may not alter the Property, or any Sample, in any manner whatsoever.

7. This Agreement sets forth the entire agreement of the parties hereto regarding the matters to which this Agreement relates, and supersedes and terminates any and all prior agreements and understandings relating thereto. Maverick shall have the right to equitable relief to enforce this Agreement. You may not transfer, assign or sub-license this Agreement or the rights granted to you hereunder. This Agreement may be executed in one or more counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall be deemed one Agreement.

         Please confirm your agreement to the foregoing by signing in the space provided below. Please note that your use of the Samples shall constitute such agreement and acceptance.



                                                Very truly yours,

                                                MAVERICK RECORDING COMPANY



                                                By: /s/ GUY OSEARY
                                                   ---------------------------
                                                   Guy Oseary
                                                   Co-Chief Executive Officer

Accepted and Agreed:

ARTISTdirect, INC.



By: /s/ KEITH YOKOMOTO
   -------------------------------------
   Keith Yokomoto
   President and Chief Operating Officer




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